UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2003

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

(610) 640-1775

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

At the 2003 Annual Meeting of Shareholders of Orthovita, Inc. (“Orthovita”) held on June 12, 2003, the shareholders of Orthovita approved (i) an amendment to the Orthovita, Inc. Amended and Restated 1997 Equity Compensation Plan to increase the number of shares of Orthovita’s Common Stock available for issuance pursuant to grants thereunder from 3,850,000 to 4,850,000; and (ii) an amendment to Orthovita’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Orthovita’s Common Stock from 50,000,000 to 100,000,000.

Separately, subparagraph (c) of Section 5.02 of Orthovita’s Amended and Restated Bylaws (the “Bylaws”) became void and of no further effect, without any action by the Board of Directors in accordance with the terms of such subparagraph (c), on June 27, 2003, the date on which holders of the Company’s Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (the “Series A Preferred Stock”) collectively ceased to own at least 333 shares of Series A Preferred Stock. Under subparagraph (c) of Section 5.02 of the Bylaws, so long as they collectively held at least 333 shares of Series A Preferred Stock, holders of Series A Preferred Stock were entitled to (i) nominate one (1) director of Orthovita, which person was permitted to be an employee of or affiliated with one or more of OrbiMed Associates LLC, PW Juniper Crossover Fund, L.L.C. or Caduceus Private Investments, L.P.; and (ii) approve the nomination of up to two (2) additional directors of Orthovita, which persons were required to be independent from each of the holders of the Series A Preferred Stock, constitute “independent directors” within the meaning of the rules of the National Association of Securities Dealers, Inc. and have knowledge of the financial or healthcare industries.

As previously reported, on June 27, 2003, 1,508 of the 1,815 shares of Series A Preferred Stock then outstanding became subject to an automatic conversion provision set forth in the Statement of Designations, Rights and Preferences of the Series A Preferred Stock, based on facts known to Orthovita regarding the beneficial ownership of the holders of the Series A Preferred Stock at the time of such automatic conversion. As a result, holders of Series A Preferred Stock hold in the aggregate 307 shares of Series A Preferred Stock. Accordingly, as of June 27, 2003, subparagraph (c) of Section 5.02 of the Company’s Bylaws is of no further force and effect.

Item 7.	Financial Statements, Pro Forma Financial Statements and Exhibits.

Exhibits
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation and Amended and Restated Articles of Incorporation, as amended

3.2	Amended and Restated Bylaws, as amended

10.1	Orthovita, Inc. Amended and Restated 1997 Equity Compensation Plan, as amended

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ ANTONY KOBLISH
Antony Koblish
Chief Executive Officer

Dated: July 21, 2003

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